JOINT FILER INFORMATION

Name: Frost Gamma Investments Trust

Address:
4400 Biscayne Blvd.
 Miami, FL  33137

Designated Filer: Phillip Frost, M.D.

Issuer Name and Ticker Symbol: OPKO Health, Inc. (OPK)

Date of Earliest Transaction: July 6, 2010

Relationship to Issuer: 10% Owner

FROST GAMMA INVESTMENTS TRUST

 By: /s/ Phillip Frost, M.D., as trustee
 Phillip Frost, M.D., Trustee